                        SCHRODER CAPITAL FUNDS (DELAWARE)

                           SECOND AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of the 9th day of January, 1996, as amended and restated
on the 15th day of September, 1999 and on this 7th day of March, 2006, between
Schroder Capital Funds (Delaware) (the "Trust") and Schroder Investment
Management North America Inc. (the "Adviser") as follows:

     1. The Trust is an open-end management investment company which currently has multiple separate investment portfolios, the following two of which are subject to this agreement: Schroder U.S. Opportunities Fund and Schroder
International Alpha Fund (each a "Fund" and collectively, the "Funds"). The
Trust may offer one or more classes of shares of beneficial interest of each
Fund to investors. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions specified in the Funds' Prospectuses in effect from time to time included in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act
of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

     2. The Trust hereby appoints the Adviser to provide the investment advisory services specified in this agreement and the Adviser hereby accepts such appointment.

     3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this agreement.

     (b) In respect of the provision of investment advisory services, the Trust shall be responsible for all of its expenses and liabilities, including compensation of its trustees who are not affiliated persons (as defined in the
1940 Act) with the Adviser or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Funds), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale shares of common stock in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses.

     4. (a) The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolio of each
Fund, including oral and written research, analysis, advice, statistical and economic data and information and judgments, of both a macroeconomic and microeconomic character.

     The Adviser will determine the securities to be purchased or sold by each
Fund and will place orders with broker-dealers pursuant to its determinations.
The Adviser will determine what portion of the Funds' portfolios shall be invested in securities described by the policies of the Funds and what portion, if any, should be invested otherwise or held uninvested.

     The Trust will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory customers of the Adviser. In making investment decisions, hereunder, it is understood that the Adviser will not use any inside information that may be in its possession or in the possession of any of its affiliates, nor will the
Adviser seek to obtain any such information.

     (b) The Adviser also shall provide to the Trust's officers administrative assistance and office space, if required, in connection with the operation of the Trust and the Funds. The administrative assistance shall include (i)
compliance with all reasonable requests of the Trust for information, including information required in connection with the Trust's filings with the Securities and Exchange Commission and state securities commissions, and (ii) such other services as the Adviser shall from time to time determine, to be necessary or useful to the administration of the Trust and the Funds.

     (c) As manager of the assets of the Funds, the Adviser shall make investments for the account of the Funds in accordance with the Adviser's best judgment and within the investment objectives and restrictions set forth in the
Prospectuses, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Trust will promptly notify the Adviser in writing of any changes in the Funds' investment objectives and restrictions.

     (d) The Adviser shall furnish to the Trust's Board of Trustees periodic reports on the investment performance of the Funds and on the performance of its obligations under this contract and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.

     (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the

Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other customers.

     (f) The Adviser may cause the Funds to pay a broker which provides brokerage and research services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser's overall responsibilities to the Funds and any other of the Adviser's clients.

     5. In respect of the provision of investment advisory services, the Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this agreement. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the
Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

     6. (a) Subject to the direction and control of the Board, the Adviser shall provide, or oversee, as applicable, administrative services necessary for the
Trust's operations with respect to each Fund except those services that are the responsibility of the Funds' custodian or transfer agent, all in such manner and to such extent as may be authorized by the Board. With respect to the Trust, each Fund and each Class thereof, as applicable, the Adviser shall:

     (i) oversee (A) the preparation and maintenance by the Adviser and the
     Trust's subadministrator, custodian, transfer agent, shareholder recordkeeper, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Adviser and the Trust's custodian, transfer agent, shareholder recordkeeper, dividend disbursing agent and fund accountant;
     (C) the transmission of purchase and redemption orders for Shares; (D) the notification of available funds for investment; and (E) the performance of fund accounting, including the calculation of the net asset value of the shares;

     (ii) oversee the performance of administrative and professional services rendered to the Trust by others, including its sub-administrator, custodian, transfer agent and dividend disbursing agent as well as legal, auditing and shareholder servicing and other services performed for each
     Fund or Class;

     (iii) oversee the preparation and the printing of the periodic updating of the Registration Statement and Prospectus, tax returns, and reports to shareholders, the Securities and Exchange Commission (the "SEC") and state securities commissions;

     (iv) oversee the preparation of proxy and information statements and any other communications to shareholders;

     (v) at the request of the Board, provide the Trust with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Trust;

     (vi) provide the Trust, at the Trust's request, with the services of persons who are competent to perform such supervisory or administrative functions as are necessary for effective operation of the Trust;

     (vii) oversee the preparation, filing and maintenance of the Trust's governing documents, including the Trust Instrument and minutes of meetings of Trustees and shareholders;

     (viii) oversee with the cooperation of the Trust's counsel and other relevant parties, preparation and dissemination of materials for meetings of the Board;

     (ix) monitor sales of shares and ensure that such shares are properly and duly registered with the SEC and applicable state securities commissions;

     (x) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

     (xi) oversee the determination of the amount of, and supervise the declaration of, dividends and other distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders; and

     (xii) advise the Trust and its Board on matters concerning the Trust and its affairs.

     (b) The Adviser shall oversee the preparation and maintenance, or cause to be prepared and maintained, records in such form for such periods and in such locations as may be required by applicable regulations, all documents and records relating to the services provided to the Trust pursuant to this agreement required to be maintained pursuant to the 1940 Act, rules and regulations of the SEC, the Internal Revenue Service and any other national, state or local government entity with jurisdiction over the Trust. The accounts and records pertaining to the Trust which are in possession of the Adviser, or an entity subcontracted by the Adviser, shall be the property of the Trust. The
Trust, or the Trust's authorized representatives, shall have access to such accounts and records at all times during the Adviser's, or its subcontractor's, normal business hours. Upon the reasonable request of the
Trust, copies of any such accounts and records shall be provided promptly by the
Adviser to the Trust or the Trust's authorized representatives. In the event the
Trust designates a successor to any of the Adviser's obligations under this agreement, the Adviser shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Adviser, or its subcontractor, under this agreement.

     (c) In respect of the provision of administration services, the Adviser, in performing under the terms and conditions of this agreement, shall use its best judgment and efforts in rendering the services described herein, and shall incur no liability for its status under this agreement or for any reasonable actions taken or omitted in good faith, provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the
Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder. In respect of the provision of administration services, and as an inducement to the Adviser's undertaking to render these services, the Trust hereby agrees to indemnify and hold harmless the Adviser, its employees, agents, officers and directors, from any and all loss, liability and expense, including any legal expenses, arising out of the Adviser's performance under this agreement, or status, or any act or omission of the Adviser, its employees, agents, officers and directors; provided that this indemnification shall not apply to the Adviser's actions taken or failures to act in cases of the Adviser's own bad faith, willful misconduct or gross negligence in the performance of its duties under this agreement; and
further provided, that the Adviser shall give the Trust notice and reasonable opportunity to defend against any such loss, claim, damage, liability or expense in the name of the Trust or the Adviser, or both. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim or demand, and to retain counsel of good standing chosen by the Trust and approved by the
Adviser, which approval shall not be withheld unreasonably. In the event the
Trust does elect to assume the defense of any such suit and retain counsel of good standing approved by the Adviser, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case the Adviser does not approve of counsel chosen by the Trust or the Adviser has been advised that it may have available defenses or claims which are not available or conflict with those available to the Trust, the Trust will reimburse the Adviser, its employees, agents, officers and directors for the fees and expenses of any one law firm retained as counsel by the Adviser or them. The Adviser may, at any time, waive its right to indemnification under this agreement and assume its own defense. The provisions of paragraphs (i)
through (iv) of this Section 6(c) should not in any way limit the foregoing:

     (i) The Adviser may rely upon the advice of the Trust or of counsel, who may be counsel for the Trust or counsel for the Adviser, and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and the
     Adviser shall not be liable to anyone for any actions taken in good faith upon such statements.

     (ii) The Adviser may act upon any oral instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Trust to give such oral instruction. The
     Adviser shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.

     (iii) The Adviser shall not be liable for any action taken in good faith reliance upon any written instruction or certified copy of any resolution of the Board of the Trust, and the Adviser may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the
     Adviser to have been validly executed.

     (iv) The Adviser may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the purchaser, Trust or other proper party or parties.

     (d) In respect of the provision of administration services, and subject to any agreement by the Adviser or other person to reimburse any expenses of the
Trust that relate to any Fund, the Trust shall be responsible for and assume the obligation for payment of all of its expenses, including: (i) the fee payable under Section 7 hereof; (ii) any fees payable to the Adviser; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Trust, its
Trustees and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) to the extent permitted by the
1940 Act, costs of preparing and printing the Prospectuses, subscription application forms and shareholder reports and delivering them to existing shareholders; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of shares of the Trust and of preparing tax returns; (xvi) costs of reproduction, stationery and supplies; (xvii) fees and expenses of the Trust's
Trustees; (xviii) compensation of the Trust's officers and employees who are not employees of the Adviser or its affiliated persons and costs of other personnel
(who may be employees of the Adviser or its affiliated persons) performing services for the Trust; (xix) costs of Trustee meetings; (xx) SEC registration fees and related expenses; (xxi) state or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Trust in accordance with any distribution plan adopted pursuant to Rule 12b-l under the
1940 Act or under any shareholder service plan or agreement.

     (e) Notwithstanding anything in this Section 6 to the contrary, the Adviser and its affiliated persons may receive compensation or reimbursement from the
Trust with respect to (i) the provision of services on behalf of the Funds in accordance with any distribution plan adopted

by the Trust pursuant to Rule 12b-l under the 1940 Act or (ii) the provision of shareholder support or other services, including fund accounting services.

     (f) The Adviser shall cooperate, if applicable, with the Trust's independent public accountants and shall take reasonable action to make all necessary information available to such accountants for the performance of their duties.

     (g) In respect of the provision of administration services, nothing contained in this Section 6 is intended to or shall require the Adviser, in any capacity under this agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the
Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

     7. In consideration of the services to be rendered by the Adviser under this agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month at the annual rates listed in Appendix A of the average daily net asset value of the Fund as determined on each business day (at the time set forth in the Prospectus for determining net asset value per share)
of the average daily net assets. If the fees payable to the Adviser pursuant to this paragraph 7 begin to accrue before the end of any month or if this contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in its
Prospectuses for the computation of net asset value. For purposes of this agreement, a "business day" is any day the New York Stock Exchange is open for trading. No fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act.

     8. If the aggregate expenses of every character incurred by, or allocated to, a Fund in any fiscal year, other than interest, taxes, expenses under the
Plan, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expense), but including the fees payable under this agreement ("includable expenses"), shall exceed the expense limitations applicable to the Fund imposed by state securities law or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall pay the Fund an amount equal to 66 2/3% of that excess, provided, however, that the Adviser shall not be required to pay any amount in excess of fees received by the Adviser from the Trust under this agreement. With respect to portions of a fiscal year in which this agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year.
At the end of each month of the Trust's fiscal year, the Adviser will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated

includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 8 for a fiscal year with respect to the Fund, the monthly fees relating to the Fund payable to the
Adviser under this agreement for such month shall be reduced, subject to a later reimbursement to reflect actual expenses, by an amount equal to 66 2/3% of a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year)
are expected to exceed the limitations provided in this paragraph 8. For purposes of the foregoing, the value of the net assets of the Fund shall be computed in the manner specified in paragraph 7, and any payments required to be made by the Adviser shall be made once a year promptly after the end of the
Trust's fiscal year.

     9. (a) This agreement shall become effective on April 1, 2006 with respect to the Schroder International Alpha Fund and on May 1, 2006 with respect to the
Schroder U.S. Opportunities Fund and shall continue in effect until June 30,
2007 and from year to year thereafter, with respect to each Fund only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the
1940 Act) or by the Trust's Board of Trustees and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's
Trustees who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party.

     (b) This agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     10. Except to the extent necessary to perform the Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the
Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     11. The services of the Adviser to the Trust under this agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

     12. The Adviser consents to the use by each Fund in its name of the name
"Schroder," or any variant thereof, but only on condition that (a) any change in such name which continues to use the "Schroder" name or variant is approved in writing by the Adviser and (b) so long as it shall comply with all the provisions expressed herein to be performed, fulfilled or complied with by it.
No such name shall be used by a Fund at any time or in any place for any purposes or

under any conditions except as provided in this paragraph 12. Upon any termination of this agreement by either party or upon the violation of any of its provisions by a Fund, the Fund will at the request of the Adviser made within 60 days after the Adviser has knowledge of such termination or violation, change its name so as to eliminate all reference to "Schroder" or any variant thereof and will not thereafter transact any business in a name containing such name or variant, or otherwise use such name or variant.

     13. This agreement shall be construed in accordance with the laws of the
State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                             SCHRODER CAPITAL FUNDS (DELAWARE)
                             on behalf of Schroder International Alpha Fund and
                             Schroder U.S. Opportunities Fund

                            By: /s/ Mark A. Hemenetz
                                --------------------
                            Title: President

SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC.

By: /s/ Carin F. Muhlbaum
    ---------------------
Title: Executive Vice President

                                   Appendix A

             Fund                                         Fee Rate
---------------------------------            ----------------------------------
Schroder International Alpha Fund            0.975% of average daily net assets

Schroder U.S. Opportunities Fund             1.00% of average daily net assets